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                                                                     EXHIBIT 2.1




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                            STOCK PURCHASE AGREEMENT


                                    between


                      OCCIDENTAL OIL AND GAS CORPORATION,


                         UNION TEXAS VENEZUELA, LIMITED


                                      and


                     UNION TEXAS INTERNATIONAL CORPORATION



                          Dated as of January 27, 1998



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                               TABLE OF CONTENTS

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                                                        ARTICLE I
                                                       DEFINITIONS

Section 1.1      Specific Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Section 1.2      Other Definitional Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9


                                                        ARTICLE II
                                          PURCHASE AND SALE OF SHARES; GUARANTEE

Section 2.1      Purchase and Sale of Company Shares and OOG Receivable and Assumption of OOG Payable . . . . . . . .  10
Section 2.2      Closing; Delivery and Payment; Guarantee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Section 2.3      December 31, 1997 Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Section 2.4      Contingent Purchase Price Payments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17


                                                       ARTICLE III
                                         REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.1      Organization and Authority of Seller.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Section 3.2      Authority.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Section 3.3      Capitalization of the Company; Organization and Qualification; Subsidiaries  . . . . . . . . . . . .  21
Section 3.4      Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 3.5      Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Section 3.6      Brokers' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Section 3.7      Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Section 3.8      Litigation and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Section 3.9      Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Section 3.10     Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Section 3.11     Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Section 3.12     Corporate Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Section 3.13     Compliance with Law and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 3.14     Absence of Subsequent Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 3.15     Employee Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 3.16     Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 3.17     Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 3.18     Insurance Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 3.19     Directors and Representatives  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 3.20     Other Representations or Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
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                                                        ARTICLE IV
                                  REPRESENTATIONS AND WARRANTIES OF BUYER AND GUARANTOR

Section 4.1      Organization and Authority of Buyer and Guarantor  . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 4.2      Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 4.3      Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Section 4.4      Financial Capability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Section 4.5      Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 4.6      Brokers' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 4.7      No Other Representations or Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32


                                                        ARTICLE V
                                                  CERTAIN COVENANTS AND
                                              AGREEMENTS OF SELLER AND BUYER

Section 5.1      Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 5.2      Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 5.3      Registrations, Filings and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Section 5.4      Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Section 5.5      Guarantee of OSA.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Section 5.6      Employee Matters; Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Section 5.7      Assets Not Transferred with the Company Shares.  . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Section 5.8      Continued Use of Intellectual Property and Hardware  . . . . . . . . . . . . . . . . . . . . . . . .  43
Section 5.9      Reagor Lawsuit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Section 5.10     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44


                                                        ARTICLE VI
                                                  CONDITIONS TO CLOSING

Section 6.1      Conditions to Obligations of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Section 6.2      Conditions to Obligations of Seller.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46


                                                       ARTICLE VII
                                                       TERMINATION

Section 7.1      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Section 7.2      Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
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                                                       ARTICLE VIII
                                               SURVIVAL AND INDEMNIFICATION

Section 8.1      Survival of Representations, Warranties, Covenants and Agreements  . . . . . . . . . . . . . . . . .  48
Section 8.2      Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
Section 8.3      Method of Asserting Claims, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
Section 8.4      Subrogation Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Section 8.5      Insurance Proceeds; Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Section 8.6      Investigation and Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Section 8.7      Deductible; Maximum Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52


                                                        ARTICLE IX
                                                      MISCELLANEOUS

Section 9.1      Amendment and Modification; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
Section 9.2      Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
Section 9.3      Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
Section 9.4      Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
Section 9.5      Parties in Interest; No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . .  54
Section 9.6      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
Section 9.7      Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
Section 9.8      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
SECTION 9.9      GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM  . . . . . . . . . . . . . . . . . . .  56
Section 9.10     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
Section 9.11     Attorney's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
Section 9.12     Time of Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57


Schedules:

         Schedule 2.3             -  December 31, 1997 Balance Sheet
         Schedule 3.5             -  Financial Statements
         Schedule 3.8             -  Litigation and Claims
         Schedule 3.9             -  Labor Matters
         Schedule 3.10            -  Material Contracts
         Schedule 3.14            -  Absence of Subsequent Actions
         Schedule 3.13            -  Compliance with Law and Permits
         Schedule 3.15            -  Employee Plans
         Schedule 3.17            -  Intellectual Property
         Schedule 3.18            -  Insurance Policies
         Schedule 3.19            -  Directors and Representatives
         Schedule 5.1             -  Conduct of Business
         Schedule 5.6(a)          -  National Employees
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         Schedule 5.6(b)     -  Expatriate Employees
         Schedule 5.7        -  Assets Not Transferred
         Schedule 8.2(a)     -  Indemnification

Exhibits:

         Exhibit 1           -  OSA
         Exhibit 6.1(e)      -  Opinion of Seller's Counsel
         Exhibit 6.1(g)(i)   -  License Agreement
         Exhibit 6.1(g)(ii)  -  Transition Services Agreement
         Exhibit 6.2(h)      -  Opinion of Buyer's Counsel
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                 STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of
January 27, 1998, by and among Occidental Oil and Gas Corporation, a California corporation ("Seller"), Union Texas Venezuela, Limited, a company organized under the laws of the Bahamas ("Buyer"), and Union Texas International Corporation, a Delaware corporation ("Guarantor").

                              W I T N E S S E T H:

                 WHEREAS, Seller indirectly owns all of the issued and outstanding shares of capital stock of Compania Occidental de Hidrocarburos, Inc., a California corporation (the "Company") (consisting of 10,000 shares of common stock, par value $1.00 per share (the "Company Shares"));

                 WHEREAS, (i) Seller desires to sell or cause to be sold to Buyer the Company Shares, together with certain accounts receivable, and to have Buyer assume certain accounts payable, (ii) Buyer desires to purchase the Company Shares, together with certain accounts receivable, and to assume certain accounts payable, from Seller and (iii) Guarantor desires to guarantee the obligations of Buyer hereunder;

                 NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

                 Section 1.1 Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

                 "Actions" shall have the meaning set forth in Section 3.8 hereof.

                 "Adjustment Amount" shall have the meaning set forth in
Section 2.3 hereof.

                 "Affiliate," with respect to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with that Person. The term "control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, 50% or more of the voting rights attributable to the shares of the controlled corporation, and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

                 "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

                 "Agreement" shall mean this Agreement (including the exhibits and schedules hereto).

                 "Assets" means all of the assets (whether real, personal, tangible or intangible) used or held for use by the Company in connection with the Business including, without limitation, all of the assets reflected on the Balance Sheet, other than those disposed of since the Balance Sheet Date (i) as contemplated by this Agreement or (ii) in the ordinary course of business consistent with past practices.

                 "Balance Sheet" shall have the meaning set forth in Section
3.5 hereof.

                 "Balance Sheet Date" shall have the meaning set forth in
Section 3.5.

                 "Base Fee" means $5.50.

                 "Business" means the business and operations of the Company.

                 "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in California are authorized or obligated by law or executive order to close.

                 "Buyer" shall have the meaning set forth in the Preamble hereto.

                 "Cash Adjustment Amount" means (a) the amount of cash that is advanced, contributed or loaned to the Company by Seller or any Affiliate of Seller after December 31, 1997 and prior to the Closing Date, other than the Replacement Debt, any payments with respect to third party Company Debt





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
and payments with respect to the OOG Payable, and less any repayments made of such cash, minus (b) the amount of cash that is advanced or loaned by the Company to Seller or any Affiliate of Seller after December 31, 1997 and prior to the Closing Date, less any repayments made of such cash.

                 "Claims" means any and all fines, liabilities, judgments, losses, costs, expenses, or actual damages, including in each case, interest, penalties, reasonable attorneys' fees and reasonable costs of investigations and litigation.

                 "Closing" shall have the meaning set forth in Section 2.2(a) hereof.

                 "Closing Date" shall have the meaning set forth in Section 2.2(a) hereof.

                 "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                 "Commercial Registry" shall have the meaning set forth in
Section 3.3(c) hereof.

                 "Common Parent" means the "common parent" (within the meaning of such term as it is used in Section 1504 of the Code) of the Seller Affiliated Group.

                 "Company" shall have the meaning set forth in the Preamble hereto.

                 "Company Debt" means any debt, obligation or other arrangement of the Company evidencing or relating to any borrowing or loaning or available borrowing or loaning of money to the Company (or to any other Person for which the Company has liability), whether secured or unsecured, or which is intended to provide any guarantee or credit support by the Company with respect to the obligations of any Person, but not including the Long-Term Debt and the Replacement Debt and any guarantees by the Company of residential leases of Expatriate Employees.

                 "Company Interests" shall have the meaning set forth in
Section 3.11(a) hereof.

                 "Company Shares" shall have the meaning set forth in the Preamble hereto.





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
                 "Consideration" shall have the meaning set forth in Section 2.3(f) hereof.

                 "Contingent Purchase Price Payments" shall have the meaning set forth in Section 2.4 hereof.

                 "CPA Firm" shall have the meaning set forth in Section 2.3 hereof.

                 "December Balance Sheet" shall have the meaning set forth in
Section 2.3(a) hereof.

                 "Employees" shall have the meaning set forth in Section 5.6 hereof.

                 "Employee Plan" means any existing written understanding, program or arrangement that evidences any pension or other retirement plan or program or any profit sharing or other benefit plan or that provides retirement income, medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment, deferred compensation, incentive benefits, bonuses, stock options, stock awards, severance pay, education scholarships, tuition reimbursement benefits, retention incentive benefits or vacation benefits sponsored, maintained or contributed to by Seller, the Company or any Affiliate of the Seller or the Company for the benefit of any present or former employees or directors of the Company or their spouses, dependents or beneficiaries.

                 "Encumbrances" means any liens, charges, pledges, security interests, options, warrants, purchase rights, preemptive rights, adverse claims, levies, orders of execution, orders of expropriation or written notifications of intent to expropriate, easements, equitable interests or other encumbrances.

                 "Exchange Rate" means, for any given day, the rate, as published in the Wall Street Journal or, if not published therein, in another authoritative source, that Venezuelan Bolivars are being converted into United States dollars as of the close of business on the immediately preceding Business Day.

                 "Expatriate Employees" shall have the meaning set forth in
Section 5.6 hereof.





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
                 "Fee Multiplier" means 6,000,000.

                 "Financial Statements" shall have the meaning set forth in
Section 3.5 hereof.

                 "Final Balance Sheet" shall have the meaning set forth in
Section 2.3 hereof.

                 "Form" shall have the meaning set forth in Section 5.2 hereof.

                 "GAAP" means U.S. generally accepted accounting principles as in effect from time to time and as consistently applied.

                 "Governmental Authority" means any court, government, legislature, council, government department, commission, board, bureau, agency, instrumentality, arbitrator or other authority of Venezuela or any jurisdiction therein, or of the United States or any jurisdiction therein, together with any company directly or indirectly owned by the government of Venezuela, including Maraven.

                 "Hydrocarbons Receivables" means the accounts receivable of the Company for the fourth quarter of 1997 from Maraven for the Operating Fee and the Capital Fee (each as defined in the OSA) and the interest recoverable pursuant to Article 18 of the OSA reduced by the Maximum Total Fee Limitation (as defined in the OSA).

                 "Indemnified Party" shall have the meaning set forth in
Section 8.2(a) hereof.

                 "Indemnifying Party" shall have the meaning set forth in
Section 8.2(a) hereof.

                 "Initial Purchase Price" means $204,500,000.00 plus or minus, as the case may be, the Adjustment Amount.

                 "Intellectual Property" means all trade secrets, know-how, computer software and all documentation thereof and related rights, and any and all applications, registrations, or the like relating to any of the foregoing, and all tangible manifestations and all technical information relating thereto, owned, licensed or used by the Company or otherwise used in the Business for the benefit of the Company by Seller or any Affiliate of Seller.





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
                 "Law" means any applicable law, statute, ordinance, rule or regulation or any ruling, writ, injunction, restriction, order, judgment, decree or other official written act of any Governmental Authority.

                 "License Agreement" means the License Agreement, substantially in the form attached hereto as Exhibit 6.1(g)(i).

                 "Long-Term Debt" means the aggregate principal balance of debt outstanding under the Credit Agreement, dated as of June 20, 1995, among the Company, certain lenders named therein and The Bank of Nova Scotia, as agent, and the Credit Agreement, dated as of June 2, 1997, among the Company, certain lenders named therein and The Bank of Nova Scotia, as agent.

                 "Maraven" means Maraven S.A. and any successor entity to Maraven S.A.

                 "Material Adverse Effect" means, with respect to any Person, any effect that is material and adverse to the financial condition or results of operations of such Person.

                 "Material Contracts" shall have the meaning set forth in
Section 3.10 hereof.

                 "National Employees" shall have the meaning set forth in
Section 5.6 hereof.

                 "Notice Period" shall have the meaning set forth in Section 8.3(b) hereof.

                 "Occidental" means Occidental Petroleum Corporation, a Delaware corporation.

                 "OIEPC" means Occidental International Exploration and Production Company, a California corporation.

                 "OOG Contract" means that certain contract dated March 27, 1996, between the Company and Seller pursuant to which the Company, as "The Assignor," assigned and transferred to Seller, as "The Assignee," the remaining unpaid balance of invoices Nos. CCA-001, CCA-005, CCA-009, CCA-014 and CCA-021 payable under the terms and conditions set forth in the OSA.





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
                 "OOG Payable" means the remaining unpaid balance as of December 31, 1997, of the consideration payable by "The Assignee" under the OOG Contract to "The Assignor" under the OOG Contract for the assignment of the OOG Receivable from The Assignor to The Assignee, such remaining balance as of December 31, 1997 being 14,714,133,380 Bolivars.

                 "OOG Receivable" means the remaining unpaid balance as of December 31, 1997, of invoices Nos. CCA-001, CCA-005, CCA-009, CCA-014 and CCA-021 payable under the terms and conditions set forth in the OSA, together with all rights of "The Assignee" in and under the OOG Contract, such remaining balance as of December 31, 1997 being U.S.$54,222,475.

                 "OSA" means the Operating Services Agreement dated November 19, 1993, between Maraven and the Company covering approximately 391,973.51 hectares in the State of Zulia, Venezuela, together with all amendments thereto, true, correct and complete copies of which are attached hereto as
Exhibit 1.

                 "Permits" means all licenses, certificates, registrations, approvals, authorizations or permits required of or with the applicable Governmental Authority.

                 "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

                 "Preliminary Amount" means $204,500,000.00.

                 "Purchase Price" means (a) the Initial Purchase Price and (b) the Contingent Purchase Price Payments which Buyer is contingently obligated to make pursuant to Section 2.4 hereof.

                 "Remaining Expatriates" shall have the meaning set forth in
Section 5.6 hereof.

                 "Replacement Debt" shall have the meaning set forth in Section 2.3(b) hereof.

                 "Replacement Debt Amount" shall have the meaning set forth in
Section 2.3(b) hereof.

                 "Section 338(h)(10) Election" shall have the meaning set forth in Section 5.2 hereof.

                 "Securities Act" means the Securities Act of 1933, as amended.

                 "Seller" shall have the meaning set forth in the Preamble hereto.

                 "Tax Returns" means any return, declaration, report, form, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

                 "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, business assets, luxury, goods and services, employment, excise, severance, stamp, occupation, premium, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar, including all obligations arising from the Social Security Law and in respect to the Instituto de Cooperacion Educativa (INCE)), unemployment, disability, real property, personal property, sales, use, wholesale sales, municipal, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever of any Governmental Authority, including any interest, penalty, or addition thereto, whether disputed or not.

                 "Third Party Claim Notice" shall have the meaning set forth in
Section 8.3(b) hereof.

                 "Transferring Expatriates" shall have the meaning set forth in
Section 5.6 hereof.

                 "Transition Services Agreement" means the Transition Services Agreement, substantially in the form attached hereto as Exhibit 6.1(g)(ii).

                 "Venezuela DZO Business" means the business and operations of the Company which arise under or out of or relate to the OSA, any hydrocarbons attributable thereto, or any activities or operations in connection with the OSA or any hydrocarbons attributable thereto.

                 "Voting Debt" shall be as defined in Section 3.3(a).

                 "Working Capital" means the current assets (excluding any intercompany receivables) of the Company less the current liabilities (excluding any intercompany liabilities) of the Company, in each case as of December 31, 1997 and calculated in accordance with GAAP and in a manner substantially consistent with the calculation thereof in the Balance Sheet.

                 "Yearly Fee Calculation" means, with respect to the particular calendar year, the arithmetic mean of the four quarterly "MTF Calculations" for such calendar year, in U.S. dollars per barrel, which are determined per the OSA as in effect at December 31, 1997 and in accordance with the fourth quarter 1997 calculation methodology ("Current Base Fee Agreement"). The "MTF Calculation", with respect to a particular calendar quarter of a particular calendar year, is the lower of (a) the Operating Fee plus interest recoverable pursuant to Article 18 of the Current Base Fee Agreement plus the Capital Fee, in each case for such calendar quarter, and (b) the Maximum Total Fee for such calendar quarter pursuant to the Current Base Fee Agreement. The foregoing calculations will be unaffected by any later modifications of the Current Base Fee Agreement. The MTF Calculation for each calendar quarter shall be converted into U.S. dollars per barrel based on the production volumes for such quarter which are used in determining the fees referenced in the MTF Calculation. The terms "Operating Fee", "Capital Fee" and "Maximum Total Fee" shall be as defined in the Current Base Fee Agreement. The "Incentive Production Fee", as defined in the OSA, shall not be considered for any purpose in connection with the "Yearly Fee Calculation" and/or the calculation of the Contingent Purchase Price Payments.

                 Section 1.2 Other Definitional Provisions. (a) The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references in this Agreement to an "Article", "Section", "subsection", "Exhibit" or "Schedule" shall be to an Article, Section, subsection, Exhibit or Schedule of or to this Agreement, unless the context requires otherwise.

                 (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                 (c) The terms "dollars" and "$" shall mean United States dollars.


                                   ARTICLE II
                     PURCHASE AND SALE OF SHARES; GUARANTEE

                 Section 2.1 Purchase and Sale of Company Shares and OOG Receivable and Assumption of OOG Payable.

                 (a) In reliance on the representations, warranties and other terms hereof and subject to the conditions contained herein, Buyer agrees to purchase (i) from OIEPC, and Seller agrees to cause OIEPC to sell to Buyer, the Company Shares and (ii) from Seller, and Seller agrees to sell to Buyer, the OOG Receivable, in exchange for payment of the Purchase Price and assumption of the OOG Payable by Buyer. Seller shall transfer or cause to be transferred all of the Company Shares and the OOG Receivable to Buyer at Closing.

                 (b) As consideration for the sale by Seller or OIEPC, as the case may be, of the Company Shares and the OOG Receivable to Buyer on the terms and conditions contained herein, Buyer agrees to pay to Seller and OIEPC a portion of the Purchase Price by means of an intercompany (or third party) loan to the Company and the payment of the balance of the Purchase Price to Seller and OIEPC pursuant to Sections 2.2, 2.3 and 2.4 hereof and to assume the obligation of Seller to pay the balance of the OOG Payable to the Company.

                 Section 2.2      Closing; Delivery and Payment; Guarantee.

                 (a) Subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing ("Closing") shall be held at the offices of Sullivan & Cromwell, 444 South Flower Street, Los Angeles, California 90071, at 7:00 a.m. on the sixth Business Day after the satisfaction of the condition set forth in 6.1(b) hereof, or on such other date to which the parties may agree in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                 (b) At the Closing, (1) Seller shall deliver, or cause to be delivered, to Buyer:

                 (i) a certificate representing the Company Shares duly endorsed and in form for transfer to Buyer;

                 (ii) an assignment of the OOG Receivable in a form reasonably satisfactory to Buyer and Seller duly executed by Seller, together with the originals or copies of the OOG Contract and any other documents delivered to The Assignee pursuant to Clause Fourth of the OOG Contract;

(2) Buyer shall:

                 (i) pay to OIEPC for the Company Shares in immediately available funds by wire transfer to an account designated by OIEPC an amount equal to the Preliminary Amount less the amount paid to Seller pursuant to subsection 2.2(b)(2)(ii) hereof and less the amount advanced (or caused to be advanced) by Buyer to the Company under subsection 2.2(b)(2)(iii)(A) hereof;

                 (ii) in consideration for the assignment of the OOG Receivable, assume the OOG Payable, pursuant to subsection 2.2(b)(2)(iv) below, and pay to Seller $25,057,000 in immediately available funds by wire transfer to an account designated by Seller;

                 (iii) advance (or cause a third party lender to advance) to the Company in immediately available funds to an account for the Company designated by Buyer an amount equal to (A) the Replacement Debt Amount as proceeds of the intercompany (or third party) loan from Buyer to the Company referred to in subsection 2.2(b)(3)(i) hereof plus (B) the amount the Company is required to pay under Section 2.2(b)(3)(iii); and

                 (iv) deliver an assumption of the OOG Payable in a form reasonably satisfactory to Buyer and Seller duly executed by Buyer.

(3) the Company shall:

                 (i) deliver to Buyer all documentation required under Venezuelan Law to evidence an intercompany (or third party) loan from Buyer to the Company in the amount required to be advanced (or caused to be advanced) by Buyer to the Company under subsection
         2.2(b)(2)(iii) hereof;

                 (ii) pay to Seller in immediately available funds by wire transfer to an account designated by Seller the amount advanced (or caused to be advanced) by Buyer to the Company pursuant to subsection 2.2(b)(2)(iii)(A) hereof in full payment of the Replacement Debt;

                 (iii) repay to Seller the sum of (A) the positive amount, if any, of the Cash Adjustment Amount and (B) any amounts paid by Seller with respect to the OOG Payable after December 31, 1997; and

                 (iv) deliver to Seller a release of Seller from any liability under the OOG Payable.

(4) Seller shall deliver or cause to be delivered to the Company an acknowledgment and agreement that the Replacement Debt has been paid in full, that there are no further obligations of the Company with respect thereto and that the Company is released from all obligations thereunder; and

(5) Seller shall pay Buyer (i) the negative amount, if any, of the Cash Adjustment Amount and (ii) any amounts received by Seller with respect to the OOG Receivable after December 31, 1997.

(6) Seller, OIEPC and the Company shall deliver or cause to be delivered to Buyer or Buyer's designee all other documentation necessary to evidence on the statutory books of the Company the transfers, assignments, redesignations and other matters contemplated in Section 2.3(b).

                 (c) In addition to the documents and transfers of funds described in this Section 2.2,

                 (1)  Seller will:

                          (i) at the Closing (A) deliver to Buyer (or, at Buyer's election, the Company) possession or control of the Assets and (B) to the extent reasonably practicable possession or control of the files, documents, papers, contracts, agreements, legal descriptions, open books of account or ledgers and documentation in support thereof used or useful in the operation of the Business, and all other information, whether in writing, computer diskette or other form or medium, that constitutes Assets or pertains predominately to the use or ownership of the Assets or to the Company, the Company Shares or the OOG Receivable and that is in the possession of Seller or any Affiliate of Seller;

                          (ii) as soon as is reasonably practicable after the Closing Date, deliver to Buyer (or, at Buyer's election, the Company) (A) possession or control of all items referred to under Section 2.2(c)(1)(i) hereof that Seller was unable to deliver at the Closing and (B) a written release evidencing that the Long-Term Debt has been unconditionally released and a written termination of the credit facilities with respect thereto;

                          (iii) deliver to Buyer (or, at Buyer's election, the Company) possession of all stock registers, minute books and corporate books and records for the Company; and

                          (iv) deliver to Buyer (or, at Buyer's election, the Company) all documents required to be furnished by Seller and its Affiliates to Buyer as conditions precedent under Section
                 6.1 hereof;

                 (2) Buyer will execute and deliver to Seller all documents required to be furnished by Buyer and its Affiliates to Seller as conditions precedent under Section 6.2 hereof.

In the event of any conflict or inconsistency between the terms of any document to be entered into in connection with the Closing and the terms of this Agreement, including the terms of this Agreement with respect to indemnification, or if this Agreement addresses topics not addressed by those documents, the terms of this Agreement shall control.

                 (d) Guarantor hereby unconditionally and irrevocably guarantees to Seller the performance of all obligations of Buyer arising out of or in connection with this Agreement.

                 Section 2.3      December 31, 1997 Balance Sheet.

                 (a) Seller has delivered to Buyer the Company's balance sheet as of December 31, 1997 (the "December Balance Sheet"), which will be used for Closing and is attached hereto as Schedule 2.3. The December Balance Sheet shall be prepared in accordance with GAAP (except for lack of footnotes and other presentation items) and shall be prepared on the basis of procedures, methods and accounting principles that are consistent in all material respects with the procedures, methods and accounting principles used by the Company in the preparation of the Balance Sheet.

                 (b) Seller will (i) cause the Company to have at the Closing Date cash in an amount sufficient to operate the Company in the normal course for a two-week period after the Closing Date, (ii) on or prior to the Closing Date, cause all Company Debt to be repaid and all Encumbrances which cover or affect any of the Assets and secure any Company Debt or Long-Term Debt to be released and (iii) on or prior to the Closing Date, make (or cause an Affiliate of Seller to make) an unsecured intercompany loan (the "Replacement Debt") to the Company in an amount equal to such amount as may be necessary to enable the Company to pay and discharge all Long-Term Debt including related interest, fees and other costs shown on the December Balance Sheet or otherwise (such amount, after reduction by not more than $35 million to reflect the repayment or transfer of any intercompany payables to the Company, the "Replacement Debt Amount") and shall cause the Company to pay and discharge the Long-Term Debt with the proceeds of the Replacement Debt. On or before the Closing Date, the Seller shall cause the repayment or transfer by dividend of all intercompany payables and receivables of the Company accrued pursuant to GAAP, other than the Replacement Debt and the OOG Payable. At Closing, the parties agree, with respect to any remaining intercompany accounts on the Company books or Venezuelan statutory books, to redesignate on such books the non-Company account party or parties to such accounts to be Buyer or its designee, and to transfer or assign the related offsetting accounts, if any, of Seller or its Affiliate to Buyer or its designee. All Taxes arising out of or in connection with the repayment, transfer, redesignation or assignment of all intercompany payables and receivables, other than transfer taxes arising out of or in connection with the repayment, transfer, redesignation or assignment of all intercompany payables and receivables on the statutory books of the Company, shall be the sole obligation of Seller and paid by Seller.

                 (c) Within 90 calendar days following the Closing Date, Buyer shall cause the Company to prepare a balance sheet of the Company as of December 31, 1997 (such balance sheet is hereinafter referred to as the "Final Balance Sheet"). The Final Balance Sheet shall be prepared in accordance with GAAP (except for lack of footnotes and other presentation items) and on the basis of procedures, methods and accounting principles that are consistent in all material respects with the procedures, methods and accounting principles used by the Company in the preparation of the Balance Sheet. Buyer shall give Seller and its representatives reasonable access to the books, records and personnel of the Business, and to all workpapers and other relevant documents and analysis, for the purpose of reviewing and auditing the Final Balance Sheet. Seller shall have a period of 90 calendar days after the delivery to it of the Final Balance Sheet, to review it and to make any objections to the Final Balance Sheet in writing to Buyer. If no written objections to the Final Balance Sheet are delivered to Buyer within the 90-day period, the Final Balance Sheet shall be deemed to be accepted and approved by all parties, and the Adjustment Amount, if any, shall be paid as provided in Section 2.3(e) not later than five Business Days following the expiration of such 90-day period, or at such other time and date as may be mutually agreed upon in writing by Buyer and Seller. If written objections of Seller to the Final Balance Sheet are delivered to Buyer within the 90-day period, then Buyer and Seller shall attempt to resolve the matter or matters in dispute and, if such disputes are resolved by Buyer and Seller, the Adjustment Amount, if any, shall be paid as provided in Section 2.3(e) not later than five Business Days following the resolution of all disputes or at such other time and date as may be mutually agreed upon in writing by Buyer and Seller. Seller shall quantify its objections to the extent reasonably practicable in all written objections delivered to Buyer with respect to the Final Balance Sheet. Notwithstanding anything to the contrary in Sections 2.3(c), 2.3(d) or 2.3(e), nothing in Sections 2.3(c), 2.3(d) and 2.3(e) nor any agreement regarding the Final Balance Sheet shall release, limit or impair any representations or warranties by the parties in Articles III and IV or the parties agreements in
Section 5.2.

                 (d) If such disputes cannot be resolved by Buyer and Seller within 20 calendar days after the delivery of the objections to the Final Balance Sheet, then the specific matters in dispute shall be submitted to Ernst & Young LLP (the "CPA Firm"), which firm shall render its opinion as to such matters in accordance with the terms hereof. Based on that opinion, the CPA Firm shall then send to Buyer and to Seller a written determination of the matters in dispute and a written determination of the Adjustment Amount based upon such opinion, whereupon the confirmed or revised Final Balance Sheet shall be final and binding upon Buyer and Seller. The Adjustment Amount, if any, shall be paid as provided in Section 2.3(e) not later than five Business Days following the receipt by Buyer and Seller of those documents prepared by the CPA Firm and evidencing that opinion or at such other time and date as may be mutually agreed upon in writing by Buyer and Seller. All costs, fees and expenses charged or incurred by the CPA Firm, if any, shall be borne equally by Seller and Buyer.

                 (e) The "Adjustment Amount" shall equal the Working Capital as shown on the Final Balance Sheet that has become final and binding pursuant to this Section 2.3 (denominated in U.S. dollars based on the Exchange Rate in effect on December 31, 1997) less the Working Capital as shown on the December Balance Sheet. Buyer shall pay to Seller the amount, if any, by which the Adjustment Amount is positive, or Seller shall pay to Buyer the amount, if any, by which the Adjustment Amount is negative. Such payment shall be made by the obligated party by wire transfer to an account designated in writing by the party entitled to receive such amount. Buyer shall have the right to review, audit and adjust the amounts paid pursuant to Sections 2.2(b)(3)(iii) and 2.2(b)(5) in the same manner as provided in this Section 2.3 with respect to the December Balance Sheet, mutatis mutandis. If the amount ultimately paid by Maraven to the Company for the Hydrocarbons Receivables increased or decreased from the amount of the Hydrocarbons Receivables reflected in the Final Balance Sheet (other than as a result of any offsets or of actions taken by Buyer or any of its Affiliates or as a result of amendments, modifications or waivers of the OSA, in each case after the Closing), Seller shall pay Buyer the amount of any such decrease and Buyer shall pay Seller the amount of any such increase.

                 (f) Buyer and Seller shall agree on the allocation of the Initial Purchase Price and liabilities of the Company (the "Consideration") among the Assets as follows: The allocation of the Consideration shall be prepared by the Buyer and submitted in writing to Seller within 90 calendar days after the date on which the Final Balance Sheet becomes final and binding pursuant to Section 2.3 hereof. If Seller does not object in writing to the proposed allocation within 30 calendar days after receipt of Buyer's written proposal, Buyer's proposed allocation shall become final and binding on Seller and the Buyer. If Seller makes timely objection to the Buyer's proposal, Buyer and Seller shall have 30 calendar days to reach agreement or the allocation shall be submitted to the CPA Firm, whose determination shall be final and binding on Buyer and Seller and whose fees and expenses shall be borne equally by Seller and Buyer.

                 (g) Until the Closing or earlier termination of this Agreement, Seller shall (i) cause the Company to consult with Buyer regarding capital expenditures by the Company, except for emergencies, requirements of law and non-discretionary requirements of the OSA, and give due consideration to the Buyer's request to defer or adjust the sequence of specific capital expenditures and (ii) cause the Company to have sufficient cash to carry on the Business from the date hereof until Closing or the earlier termination of this Agreement.

                 Section 2.4  Contingent Purchase Price Payments.

                 (a) Buyer shall make, or cause to be made, a respective annual contingent purchase price payment determined annually for each of calendar years 1998, 1999, 2000, 2001, 2002 and 2003 (a "Contingent Purchase Price Payment") to OIEPC or its designee within seventy-five days after the end of each such calendar year, commencing with the calendar year 1998 and terminating with the calendar year 2003, in an amount equal to the positive amount, if any, of the lesser of (i) (A) the Yearly Fee Calculation for such calendar year less the Base Fee (B) multiplied by the Fee Multiplier and (ii) $15,000,000.

                 (b) In a given calendar year, if the Yearly Fee Calculation results in a number which is equal to (or less than) the Base Fee, then there shall be no Contingent Purchase Price Payment for that calendar year. The Contingent Purchase Price Payment for each calendar year shall be an independent calculation and there shall be no make up, carry forward or cumulation between years.

                 (c) Concurrently with the making of each annual Contingent Purchase Price Payment, or if no such payment is made, within seventy-five days of the end of such calendar year, Buyer shall deliver to Seller a certificate setting forth the calculation of the Contingent Purchase Price Payment. Buyer shall give Seller and its representatives reasonable access to the books, records and personnel of the Business to the extent reasonably necessary for the review and audit of such calculation. Seller shall have a period of 90 calendar days after the delivery to it of the certificate to review it and to make any objections in writing to Buyer. Seller shall quantify its objections to the extent reasonably practicable in all written objections delivered to Buyer with respect to the calculation of any Contingent Purchase Price Payment. If written objections of Seller to the calculation of the Contingent Purchase Price Payment for such year are delivered to Buyer within the 90-day period, then Buyer and Seller shall attempt to resolve the matter or matters in dispute. If such disputes cannot be resolved by Buyer and Seller within 20 calendar days after the delivery of the objections to the calculation of the Contingent Purchase Price Payment for such year, then the specific matters in dispute shall be submitted to the CPA Firm, which firm shall render its opinion as to such matters in accordance with the terms hereof. Based on that opinion, the CPA Firm shall then send to Buyer and to Seller a written determination of the Contingent Purchase Price Payment for such year based upon such opinion, which shall be final and binding upon Buyer and Seller. Any additional amount which the CPA Firm determines is payable by Buyer to OIEPC and any refund of the amount paid pursuant to Section 2.4(a) which the CPA Firm determines is refundable by OIEPC (or its designee) shall be paid not later than five Business Days following the receipt by Buyer and Seller of those documents prepared by the CPA Firm and evidencing that opinion or at such other time and date as may be mutually agreed upon in writing by Buyer and Seller.
All costs, fees and expenses charged or incurred by the CPA Firm, if any, shall be borne equally by Seller and Buyer.

                 (d) Buyer hereby acknowledges and agrees that Buyer shall be responsible for making, or causing to be made, Contingent Purchase Price Payments for each of calendar years 1998, 1999, 2000, 2001, 2002 and 2003 in all events, including, without limitation, in the event that (i) Buyer sells, transfers or otherwise disposes of the Shares or (ii) causes the Company to sell, transfer or otherwise dispose of all or substantially all the assets of the Company or the Business or to sell or assign, or allow other parties to participate in, its rights and obligations under the OSA. Buyer agrees that in the event that (A) Buyer sells, transfers or otherwise disposes of Shares or (B) causes the Company to sell, transfer or otherwise dispose of all or substantially all the assets of the Company or the Business or to sell or assign, or allow other parties to participate in, its rights and obligations under the OSA, Buyer shall ensure that Seller and Buyer and their respective representatives will continue to have reasonable access to the books, records and personnel of the Business to the extent reasonably necessary for the review and audit of the calculation of the applicable Contingent Purchase Price Payment. If for any reason Buyer and Seller and their respective representatives do not have such access, Buyer agrees that the "MTF Calculation", with respect to any calendar quarter for which such access is not available, shall be the Maximum Total Fee for such calendar quarter pursuant to the Current Base Fee Agreement.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

                 Seller represents and warrants to Buyer as follows with respect to itself, OIEPC and the Company:

                 Section 3.1 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified as a foreign corporation and in good standing in each other jurisdiction, if any, in which the failure to qualify could materially and adversely affect the validity of the transactions contemplated by this Agreement.

                 Section 3.2 Authority. Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights (expressly excluding fraudulent transfer) and to general equity principles. Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated herein by Seller, OIEPC or the Company nor the compliance by Seller with its terms and provisions will (a) violate or conflict with any provision of the certificate of incorporation or by-laws of Seller, OIEPC or the Company; (b) conflict with or result in the breach of any of the terms, conditions or provisions of, or constitute a default under (or give rise to any right of termination, cancellation or acceleration) (whether after the giving of notice or the lapse of time or both) of any indenture, mortgage, lease or other material agreement, contract or instrument (including the OSA) to which Seller, OIEPC or the Company is a party or by which Seller, OIEPC or any of their or the Company's properties or assets may be bound, other than for any conflicts, breaches or defaults that could not reasonably be expected to have a Material Adverse Effect on the Company; (c) violate any existing provision of Law, other than for violations that could not reasonably be expected to have a Material Adverse Effect on the Company; or (d) result in the creation of, or give any Person the right to create, any Encumbrance upon the Company Shares, the OOG Receivable or the Assets.

                 Section 3.3 Capitalization of the Company; Organization and Qualification; Subsidiaries. (a) The entire authorized capital stock of the Company consists of 10,000 shares of common stock, par value $1.00 per share, of which only the Company Shares are issued and outstanding. The Company Shares have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights, and were not issued in violation of the preemptive rights of any Person. Except for the Company Shares, there are outstanding (i) no shares of capital stock, Voting Debt or other voting securities of the Company; (ii) no securities of the Company convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of the Company; and (iii) no preemptive or other outstanding rights, subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever under which the Company or the Seller or any Affiliate of the Seller is or may become obligated to issue, assign, transfer, deliver, sell, purchase, redeem or acquire, or cause to be issued, assigned, transferred, delivered, sold, purchased, redeemed or acquired, any shares of capital stock or any Voting Debt or other voting securities of the Company, or obligating the Company, Seller or any Affiliate of Seller to issue, grant, extend or enter into any such subscription, option, warrant, call, right, commitment, agreement or other arrangement. The term "Voting Debt" means any bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) for the election of Directors of the Company.

                 (b) OIEPC, which is a wholly owned subsidiary of Seller, is, and as of the Closing will be, the sole record and beneficial owner of the Company Shares. OIEPC is a corporation duly organized, validly existing and in good standing under the laws of the State of California. OIEPC has, and as of the Closing will have, good and valid title to the Company Shares free and clear of all Encumbrances. Upon the purchase of the Company Shares as contemplated by this Agreement, Buyer will obtain good and valid title to the Company Shares free and clear of all Encumbrances (other than those created by, through or under Buyer and restrictions on sales of stock under applicable securities laws). Neither Seller nor any Affiliate of Seller is a party to any option, warrant, purchase right, contract, commitment or other agreement or arrangement of any character or nature whatsoever (other than this Agreement) that could require Seller or any such Affiliate of Seller to sell, transfer, or otherwise dispose of any Company Shares. Except as created by this Agreement, Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting, holding or disposition of any Company Shares.

                 (c) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, is duly domiciled in the Republic of Venezuela as evidenced by registration in The Second Commercial Registry of the Judicial Circuit of the Federal District and State of Miranda ("Commercial Registry") on February 19, 1976 under No. 36 of Volume 2-A Sgo. The Company has the requisite corporate power and authority to own or lease its properties and carry on its business as currently owned or conducted, other than as would not have a Material Adverse Effect on the Company. The Company does not do business in any jurisdiction (other than Venezuela or the State of California) in which the nature of the properties owned or leased by it or the business transacted by it requires it to be so registered, qualified or licensed, except to the extent that the conduct of business in any such jurisdiction without such registration, qualification or license would not be material to the Company, and the Company is not so registered, qualified or licensed in any other jurisdiction.

                 (d) The Company does not have any direct or indirect subsidiaries. The Company does not own any shares, equity interests or other equity securities in any Person.

                 (e) The Company does not currently own or lease any assets or properties or conduct any business or operations other than assets, properties, business and operations which are related to or arise out of the Venezuelan DZO Business, and the Company has no liabilities with respect to any business or operations which are not related to or do not arise out of the Venezuelan DZO Business.

                 Section 3.4 Consents and Approvals. Except for (i) the notices to and approvals of Maraven required by subclause c) of clause 1 of the OSA and clause 16.1 of the OSA and (ii) any consents the failure of which to obtain would not have a Material Adverse Effect on the Company, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated herein by Seller or the continuing operations of the Company as presently conducted will not require Seller, OIEPC or the Company to obtain any consent, waiver, authorization or approval of, or make any filing with or give notice to, any Person.

                 Section 3.5      Financial Statements.  Attached hereto as
Schedule 3.5 is the balance sheet (the "Balance Sheet") of the Company as of October 31, 1997 (the "Balance Sheet Date") and the statement of income of the Company for the 10-month period ended on the Balance Sheet Date (collectively, the "Financial Statements"). To the knowledge of Seller, the Financial Statements present fairly, in accordance with GAAP, the financial condition of the Company as of such date and the results of operations of the Company for such period; provided that, the Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. To the Knowledge of Seller or any of its Affiliates (other than the Company), there is no item that is probable to be accrued as an "other liability" on the December Balance Sheet.

                 Section 3.6 Brokers' Fees. No action has been taken by Seller, OIEPC or the Company or any Affiliate of Seller that would give rise to any valid claim against the Company or the Buyer or any Affiliate of Buyer for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated hereby.

                 Section 3.7 Taxes. Except for the Tax matters identified in Schedule 3.8, (a) all Tax Returns that are required to be filed on or before the Closing Date (taking into account applicable extensions) by or with respect to the Company have been duly filed and each such Tax Return is or will be complete and accurate in all material respects; (b) all Taxes shown to be due on the Tax Returns referred to in clause (a), all Taxes for periods ending on or before the Closing Date, whether or not shown as being due on any Tax Return, and all Taxes for which a demand for payment or assessment has been received by the Company or any Affiliate of the Company have been timely paid or will be timely paid by the Seller, except for such Taxes (i) which are being contested in good faith or (ii) as to which the failure to pay or record would not reasonably be likely to have a Material Adverse Effect or which are included in accrued

Taxes (excluding any deferred Taxes) shown on the December Balance Sheet; (c) there are no pending or, to the knowledge of the Seller, threatened actions or proceedings for the assessment or collection of Taxes against or in respect of the Company, except for such actions or proceedings that would not reasonably be likely to have a Material Adverse Effect; (d) as of the Closing Date, there will be no outstanding waivers or agreements extending the applicable statute of limitations for any period with respect to any Taxes of the Company, except for such waivers or agreements that would not reasonably be likely to have a Material Adverse Effect; and (e) as of the date hereof, to the knowledge of the Seller, OIEPC or the Company, no taxing authorities are presently conducting any audits or other examinations of the Company or of any Tax Returns referred to in clause (a), except for such audits or examinations that would not reasonably be likely to have a Material Adverse Effect.

                 Section 3.8      Litigation and Claims. Except as set forth in
Schedule 3.8 hereto, there are no civil, criminal or administrative actions, suits, demands, claims, hearings, proceedings, condemnations, expropriations, arbitrations, audits or investigations (collectively, "Actions") formally commenced, pending or, to the knowledge of the Company, OIEPC or the Seller, threatened by or against the Company or against any of its properties or assets, except for such Actions that would not have a Material Adverse Effect on the Company. The Company, the Business and the Assets are not subject to any order, writ, judgment, award, injunction, decree of any Governmental Authority of competent jurisdiction or any arbitrator or arbitrators other than those that would not have a Material Adverse Effect on the Company.

                 Section 3.9 Labor Matters. Except for the Petroleum Industry Collective Labor Contract, the Company is not a party to or bound by any agreement with any labor union or other labor organization or employee representative with respect to the employees of the Company, nor is any such agreement presently being negotiated, nor is there pending or, to the knowledge of the Seller, OIEPC or the Company, threatened any strike, walkout, slowdown or other work stoppage with respect to the Company's employees. Except as set forth in Schedule 3.9, there are not in existence and, to Seller's, OIEPC's or the Company's knowledge, there are not threatened (i) any grievance or arbitration proceedings arising out of collective bargaining agreements covering employees of the Company or (ii) formal unfair labor practice written complaints against the Company or Seller or any of their Affiliates that relate to the Business or against the Company. No current dispute exists with the Company concerning representation by any collective bargaining representative with respect to the employees of the Company.

                 Section 3.10 Material Contracts. Schedule 3.10 hereto sets forth a list that includes each of the following documents, contracts or agreements (whether written or oral) currently in effect to which the Company is a party or by which any of its assets are bound, including all amendments thereto:

                 (a) the OSA and the OOG Contract (including the OOG Receivable and the OOG Payable);

                 (b) any contract or agreement that provides for annual payments of $1 million or more over the life of such contract or agreement or for the purchase or sale of assets of $1 million or more (such contracts and agreements, together with those listed in paragraph (a) of this Section 3.10, the "Material Contracts");

                 (c) any contract or agreement to or with individual directors of the Company;

                 (d) any material contract or agreement that contains any covenant not to compete or an area of mutual interest agreement or that purports to restrict the right of the Company to engage in any line of business in any geographical location or that conditions such right on the participation or approval of any third party;

                 (e) any unified extraction, pooling or unitization agreements, including any production balancing and over/under lift agreements relating thereto;

                 (f) all contracts and agreements relating to the OOG Receivable or the OOG Payable; and

                 (g) all contracts and agreements relating to currently existing intercompany payables and receivables between the Company and its Affiliates which will be in effect following the Closing.

True, correct and complete originals or copies of all written Material Contracts (containing all amendments, corrections or modifications thereof) have been made available to Buyer and written summaries of any oral Material Contracts have been included in Schedule 3.10.

                 Section 3.11 Title to Assets. (a) All rights, benefits and interests granted to or inuring to the benefit of the Company (or purported to be granted to or inuring to the benefit of the Company) in or under the OSA and OOG Contract, including the OOG Receivable (collectively, the "Company Interests"), are owned legally and beneficially by the Company subject to the terms of the OSA and OOG Contract, as the case may be, free and clear of any Encumbrances (except for the applicable terms of the OSA and OOG Contract and except as created by this Agreement). No act or omission of the Company or, to the knowledge of Seller, OIEPC or the Company, any other Person has occurred which would allow any party to the OSA or the OOG Contract to rescind, revoke, terminate or modify the OSA, the OOG Contract or the OOG Receivable. The Company is not a party to or bound by any assignment, contract, agreement or commitment (i) to assign or transfer any interest in, or to grant or create any Encumbrance with respect to, any of the Company Interests or (ii) that could require the Company to sell, transfer, or otherwise dispose of any of the Company Interests.

                 (b) Except as would not have a Material Adverse Effect on the Company, the Company has good and marketable title to all the assets (other than the Company Interests) reflected on the Balance Sheet or acquired by the Company after the Balance Sheet Date, other than inventory used, sold or otherwise disposed of in the ordinary course of business consistent with past practices subsequent to the Balance Sheet Date, in each case free and clear of any Encumbrances.

                 Section 3.12 Corporate Documents. True and correct originals or copies of the Company's charter and organizational documents, bylaws, minute books, stock register books and other corporate books and records (containing all amendments, corrections or modifications thereof) have been made available to Buyer. All minutes or resolutions which pursuant to the Commercial Code must be filed in the Commercial Registry have in fact been filed therein, except to the extent that the failure to file any such minutes or resolutions would not have a Material Adverse Effect on the Company.

                 Section 3.13 Compliance with Law and Permits. To the knowledge of the Seller, OIEPC and the Company and except for matters which would not have a Material Adverse Effect on the Company and matters set forth on Schedule 3.13, (a) the Company has complied with all Laws and Permits applicable to the Company, the Business or the Assets and has filed with the proper Governmental Authorities all statements and reports required by all applicable Laws and Permits; and (b) neither the Company nor any Affiliate of the Company has received notice of any violation of or non-compliance with any Law or Permit applicable to the Company, the Business or the Assets.

                 Section 3.14 Absence of Subsequent Actions. Except as set forth in Schedule 3.14, since the Balance Sheet Date the Company has not:

                 (a) purchased or redeemed any shares of capital stock or other equity interests or other securities or declared, paid or set aside for payment any dividend in cash or of securities or property other than cash;

                 (b)  changed its fiscal year end from December 31;

                 (c) mortgaged or pledged any portion of its Assets, except in the ordinary course of business consistent with past practice;

                 (d) made any additions to or written down, sold, assigned, transferred or otherwise disposed of any of its tangible assets or written off or canceled any debts or claims or receivables, in whole or in part, except in each case in the ordinary course of business consistent with past practices;

                 (e) sold or otherwise disposed of any of the Assets, except in the ordinary course of business consistent with past practice;

                 (f) sold, assigned, licensed, sublicensed, transferred or allowed to lapse or expire any Intellectual Property owned by the Company or any license thereof;

                 (g) made any capital commitment in excess of $1,000,000, individually, and not provided for in a budget approved by Maraven under the OSA;

                 (h) suffered any damage, destruction or loss in excess of $1,000,000 in the aggregate with respect to any assets of the Company;

                 (i) made any change in compensation of any director or officer in excess of 5% of such compensation or made any general increases in employee compensation or benefits with respect to any class or group of employees except pursuant to compensation policies or procedures set forth on Schedule 3.15;

                 (j) made or agreed to make any charitable contributions or pledges therefor or incurred any other non- business expense in excess of $100,000 in the aggregate;

                 (k) entered into any joint venture, partnership or similar arrangement;

                 (l) made any change in its method of accounting or accounting policies or practices;

                 (m) leased any properties or assets to any Person, whether by lease, leveraged lease, lease intended as security, vendor arrangement, conditional sales agreement or otherwise, other than in the ordinary course of business consistent with past practice;

                 (n) entered into or changed any Employee Plan except in the ordinary course of business consistent with past practice;

                 (o) entered into any settlement in excess of $500,000 or made or granted any consent to any order, decree or judgment in an amount in excess of $500,000 relating to or arising out of any Action relating to the Company; or

                 (p) paid or incurred any Company Debt other than in the ordinary course of business consistent with past practice.

                 Section 3.15 Employee Plans. The Employee Plans are set forth on Schedule 3.15. The Company does not maintain or have an obligation to contribute to or have any liability (nor will the Company have any future liability as a result of the Company having been an Affiliate of Seller) with respect to any plan, program or arrangement that is or was subject to Title IV of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or section 412 of the United Internal Revenue Code of 1986, as amended, including any plan that is both a multiemployer plan (as defined in Section 3(37) of ERISA) and a pension benefit plan (as defined in Section 3(1) of ERISA) or a plan described in Section 4063(a) of ERISA.

                 Section 3.16 Inventory. The value of the inventory of the Company, including reserves therefor, on the Balance Sheet reflects the lower of cost or market for the inventory as applied in accordance with GAAP.

                 Section 3.17 Intellectual Property. All Intellectual Property which is owned by Seller or any Affiliate of Seller (other than the Company) is listed in Part I of Schedule 3.17. All Intellectual Property which is licensed to Seller, the Company or any other Affiliate of Seller is listed in Part II of Schedule 3.17.

                 Section 3.18 Insurance Policies. Schedule 3.18 sets forth a list of all policies of fire, casualty, liability, burglary, fidelity, worker's compensation, business interruption, umbrella and other forms of insurance held as of December 1, 1997, by the Company or any Affiliate of the Company that are material to the Business. Except as otherwise set forth on
Schedule 3.18, all premiums due and payable for the insurance in Schedule 3.18 have been duly paid, except for any failures to pay premiums that would not have a Material Adverse Effect on the Company.

                 Section 3.19 Directors and Representatives. Schedule 3.19 contains a true and complete list of the names of all of the Company's directors and officers and all Persons holding powers of attorney.

                 Section 3.20 Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller.


                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF BUYER AND GUARANTOR

                 Guarantor and Buyer represent and warrant to Seller as follows:

                 Section 4.1 Organization and Authority of Buyer and Guarantor. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Bahamas. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                 Section 4.2      Authority.   (a) Buyer has full power and
authority to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights (other than fraudulent transfer) and to general equity principles. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein by Buyer nor the compliance by Buyer with its terms and provisions will (a) violate any provision of the certificate of incorporation or by-laws of Buyer; (b) conflict with or result in the breach of any of the terms, conditions or provisions of, or constitute a default under (or give rise to any right of termination, cancellation or acceleration) (whether after the giving of notice or the lapse of time or both) of any indenture, mortgage, lease, or other material agreement, contract or instrument to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, other than for any conflicts, breaches or defaults that are not material to the Buyer and its subsidiaries taken as a whole; or (c) violate any existing provision of Law, other than for violations that are not material to the Buyer and its subsidiaries taken as a whole.

                 (b) Guarantor has full power and authority to execute and deliver this Agreement and perform its respective obligations hereunder. This Agreement has been duly authorized, executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights (other than fraudulent transfer) and to general equity principles. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein by Guarantor nor the compliance by Guarantor with its terms and provisions will (a) violate any provision of the certificate of incorporation or by-laws of Guarantor; (b) conflict with or result in the breach of any of the terms, conditions or provisions of, or constitute a default under (or give rise to any right of termination, cancellation or acceleration) (whether after the giving of notice or the lapse of time or both) of any indenture, mortgage, lease, or other material agreement, contract or instrument to which Guarantor is a party or by which Guarantor or any of its properties or assets may be bound, other than for any conflicts, breaches or defaults that are not material to the Guarantor and its subsidiaries taken as a whole; or (c) violate any existing provision of Law, other than for violations that are not material to the Guarantor and its subsidiaries taken as a whole.

                 Section 4.3 Consents and Approvals. (a) The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated herein by Buyer will not require Buyer to obtain any consent, waiver, authorization or approval of, or make any filing with or give notice to, any Person.

                 (b) The execution, delivery and performance of this Agreement by Guarantor and the consummation of the transactions contemplated herein by Guarantor will not require Guarantor to obtain any consent, waiver, authorization or approval of, or make any filing with or give notice to, any Person.

                 Section 4.4 Financial Capability. On the Closing Date, Buyer will have sufficient funds to fulfill its obligations hereunder which are payable on the Closing Date.

                 Section 4.5 Securities Act. Buyer is acquiring the Company Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Buyer acknowledges that the Company Shares are not registered under the Securities Act or any applicable state securities law, and that such Company Shares may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

                 Section 4.6 Brokers' Fees. No action has been taken by the Buyer that would give rise to any valid claim against Seller or any Affiliate of Seller for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

                 Section 4.7 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Buyer nor Guarantor nor any other Person makes any other express or implied representation or warranty on behalf of Buyer or Guarantor.


                                   ARTICLE V
                             CERTAIN COVENANTS AND
                         AGREEMENTS OF SELLER AND BUYER

                 Section 5.1 Conduct of Business. Prior to Closing, and except as otherwise expressly permitted hereby, as set forth in Schedule 5.1 hereto or as consented to or approved by Buyer in writing, Seller covenants and agrees that Seller shall cause the Company:

                 (a) to operate the Business only in the ordinary and usual course consistent with past practice and with Seller's representations, warranties and covenants contained in this Agreement;

                 (b) not to (i) change or amend the Company's articles of incorporation or by-laws, (ii) authorize, issue or sell any shares of the Company's capital stock, or authorize, issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of the Company's capital stock, or any Voting

         Debt, or (iii) enter into any agreement obligating the Seller or the Company to do any of the foregoing or make or propose to make any other change in its capitalization;

                 (c) not to make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on or in respect of, any Company Shares;

                 (d) not to, directly or indirectly, redeem, purchase or otherwise acquire any of the Company Shares;

                 (e)      not to merge or consolidate with or into any other
         Person;

                 (f) not to acquire all or any portion of the securities, assets, business, deposits or properties of any other Person, except for assets, deposits or properties acquired in the ordinary course of business consistent with prior practice;

                 (g) not to incur any Company Debt other than in the ordinary course of business consistent with past practice and, except as contemplated by Section 2.3(b), not to pay, discharge or increase the Long-Term Debt or Replacement Debt;

                 (h) not to terminate or amend or modify any Material Contract or enter into any document, commitment, agreement or contract that if entered into prior to the date hereof would be a Material Contract;

                 (i) not to take any action of the type or nature referred to in Section 3.14 (other than paragraph (h) thereof and, with respect to paragraph (l) thereof, other than for any change required by Law) which if taken since the Balance Sheet Date and prior to the date hereof would be required to be disclosed in Schedule 3.14 in order for Seller's representations and warranties in Section 3.14 to be correct;

                 (j) not to enter into any employment agreement or make any change in compensation of any director, officer or employee, except pursuant to compensation policies or procedures set forth in
         Schedule 3.9 or except in the ordinary course of business consistent with past practice; and

                 (k) not to terminate, amend or modify any insurance policy set forth in Schedule 3.18.

                 Section 5.2      Tax Matters.

                 (a) Section 338(h)(10) Election. Buyer and Seller are eligible to and shall make a joint election under Section 338(h)(10) of the Code and any comparable provision of applicable state or local income tax law (collectively, the "Section 338(h)(10) Election") with respect to the purchase by Buyer of the Company Shares. On or before the Closing Date, Buyer will deliver to Seller an Internal Revenue Service Form 8023 (or any successor form) and any comparable forms under applicable state or local income tax law (collectively, the "Form"), providing for the Section 338(h)(10) Election. Seller shall, no later than the Closing Date, cause each such Section 338(h)(10) Election Form requested by the Buyer to be executed by the Common Parent, or Seller, as appropriate, and Seller shall deliver same to Buyer at the Closing; provided, however, that the attachments to the Form which set forth the allocation of the Initial Purchase Price among the assets of the Company shall not be completed and delivered by the Buyer to Seller until ten
(10) days after the allocation becomes final and binding on Buyer and Seller pursuant to the procedures set forth in Section 2.3(f) hereof. So long as the attachments to the Form reflecting the allocation of the Initial Purchase Price are consistent with the final and binding allocation determined pursuant to
Section 2.3(f) hereof, Seller shall initial the attachments and redeliver the completed, initialed attachments to Buyer within thirty (30) days after receiving the same. If any changes or supplements are required to the Form or attachments thereto, Seller and Buyer shall promptly agree on such changes or supplements. Buyer and Seller shall not take any action inconsistent with such Form and attachments. Buyer thereafter shall duly and properly file on a timely basis the Form, the attachments and any required supplements thereto, and shall provide written assurance to Seller that it has done so. Seller shall provide to Buyer such information as Buyer may request in order to prepare and file the Form and any required attachments or supplements thereto.

                 (b) All sales, use, value added or other similar transfer taxes, if any, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne equally by Buyer and Seller. Seller shall at its expense file all necessary Tax Returns and other documentation in respect to any such transfer taxes. All stock transfer taxes, if any, recording or similar taxes or fees incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer.

                 (c) Federal Income Tax Returns and Combined State Income Tax Returns for Periods Through the Closing Date. Seller shall include the income of the Company on Seller consolidated federal income Tax Returns and combined state income tax returns for all periods through the Closing Date and pay any federal and state income Taxes attributable to such income. The Company shall furnish Tax information to Seller for inclusion in Seller's federal consolidated income Tax Return and combined state income Tax Returns for the period which ends on the Closing Date in accordance with the Company's past custom and practice, and Buyer will bear the cost of complying with this provision. The income of the Company shall be allocated to the period up to and including the Closing Date and the period after the Closing Date by completely closing the books of the Company as of the end of the Closing Date.

                 (d) Separate State, Local and Foreign Income Tax Returns. Seller will file, or cause to be filed, all separate state, local and foreign income Tax Returns for the Company for which the Tax year ends on or before the Closing Date. Buyer will file, or cause to be filed, all separate state, local and foreign income Tax Returns for the Company for which the Tax year either
(i) begins before and ends after the Closing Date or (ii) begins and ends after the Closing Date.

                 The amount of any liability for Taxes on or measured by net income required to be reported on any state, local or foreign Tax Return required to be filed by the Company after the Closing Date which includes Tax items for a period which begins before and ends after the Closing shall be allocated between the portion of such period ending on the Closing Date and the portion of such period beginning on the date after the Closing Date on the basis of the taxable income or loss of the Company as determined from the books and records of the relevant entity for such partial period as if the Company's books were closed on the Closing Date.

                 (e) Cooperation. Seller and Buyer shall (i) each provide the other, and Buyer shall cause the Company to provide to Seller, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any material records or information which may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Buyer shall retain, and shall cause the Company to retain until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information in its possession which may be relevant to such returns for all taxable periods from January 1, 1990 to the Closing Date, inclusive, and shall not destroy or otherwise dispose of any such records without first providing Seller with an opportunity to review and copy the same. Following the Closing Date, Seller shall forward to Buyer all Tax statements received by Seller with respect to the Assets for any period that begins before and ends after the Closing Date within thirty (30) days after its receipt thereof.

                 Any information obtained by a party or its Affiliates from another party or its Affiliates in connection with any Tax matters to which this Agreement applies shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

                 (f) Tax Proceedings. Following the Closing Date, Seller shall control the conduct of all stages of any audit or other administrative or judicial proceeding with respect to Taxes reportable on any Tax Return filed by Seller or any affiliate of Seller or on any Tax Return filed by the Company for any taxable period ending on or prior to the Closing Date except with respect to matters subject to Buyer's indemnification obligations in Section 5.2(m) hereof. Buyer shall control the conduct of all other audits or administrative or judicial proceedings with respect to the Tax liability of the Company.

                 (g) Carrybacks. Buyer agrees to use commercially reasonable efforts to cause the Company to carry forward any loss, credit, or deduction incurred or generated in, or attributable to, any post-Closing period that would affect any Tax Return of Seller or any of its subsidiaries or Affiliates for any pre-Closing period.

                 (h) Refunds. If after the Closing Date, Buyer or any of its Affiliates (including the Company) receives a refund or utilizes a credit of any Tax attributable to the Company for a pre-Closing period and such refund or credit (or interest thereon) is not reflected or provided for in the Final Balance Sheet, Buyer shall pay to Seller (within 15 calendar days after such receipt) an amount equal to the refund received or credit utilized together with any interest received or credited thereon by the applicable Tax authority (net of any Taxes imposed on Buyer, the Company or any of their respective Affiliates with respect thereto). Buyer shall, and shall cause its Affiliates (including, after the Closing Date, Company) to, pursue any claim for such refund or credit reasonably requested by Seller; provided that Seller shall bear the cost thereof. If there is an adjustment to such refund or credit (or interest thereon), any payment theretofore made pursuant to this Section 5.2(h) shall be adjusted (by means of a refund to the payor or an additional payment to the payee).

                 (i) Payments. All Taxes of or with respect to the Company shall be paid to the appropriate Tax authority by the party that is responsible therefor under the applicable Tax law.

                 (j) Nature of Payments. Any payment from the Buyer, the Company or any of their respective Affiliates to the Seller or its Affiliates pursuant to this Section 5.2 shall be treated for Tax purposes as an increase in the Initial Purchase Price, and any payment from the Seller or any of its respective Affiliates to the Buyer or its Affiliates pursuant to this Section
5.2 shall be treated for Tax purposes as a decrease in the Initial Purchase
Price.

                 (k) Survival of Agreements. All covenants and agreements set forth in this Section 5.2 shall survive the Closing Date until 30 calendar days after the expiration of all applicable statutes of limitation (including any and all extensions thereof).

                 (l) Seller shall be liable for, and agrees to defend, hold harmless and indemnify Buyer and its Affiliates (including, after the Closing Date, the Company) from and against any and all Claims with respect to any Taxes of any corporation or other Person, other than the Company, that is or was a member or parent of any affiliated group of corporations or other Persons that included Seller or the Company, including any Taxes for which the Company is or may be or become liable for under any successor or transferee liability law or other similar law or under Treasury Regulation Section 1.1502-6 or 1.1502-78(b)(2) or any similar provision under any applicable foreign, state or local law.

                 The indemnification obligations of Seller contained in this
Section 5.2(l) are separate from the Seller's obligations in Article VIII and are not subject to the limitations on the amount of indemnification contained in Article VIII.

                 (m) Following the Closing, Buyer shall be liable for, and agrees to defend, hold harmless and indemnify Seller and its Affiliates from and against any and all Claims with respect to any Taxes assessed against the Company by any municipality in Venezuela which relate to amounts billed to Maraven under the OSA prior to the Closing to recover the cost of capital expenditures.

                 The indemnification obligations of Buyer contained in this
Section 5.2(m) are separate from Buyer's obligations in Article VIII and are not subject to the limitations on the amount of indemnification contained in
Article VIII.

                 Section 5.3 Registrations, Filings and Consents. Seller and Buyer shall cooperate and use their respective reasonable best efforts to fulfill the conditions precedent to the other party's obligations hereunder, including but not limited to, securing as promptly as practicable all consents, approvals, waivers and authorizations required, necessary or desirable in connection with the transactions contemplated hereby.

                 Section 5.4 Confidentiality. Neither party hereto shall disclose to any Person any information relating to this Agreement, the negotiations leading to this Agreement or the transactions contemplated hereby (including any review or audit contemplated by Section 2.4) or any information obtained from the other party hereto in connection with this Agreement, the negotiations leading to this Agreement or the transactions contemplated hereby (including any review or audit contemplated by Section 2.4), unless such information at the time of disclosure
(i) is or was in the public domain, (ii) was known to either party prior to its disclosure by the other party, (iii) is disclosed to either party by a third Person who did not receive such information on a confidential basis or (iv) is required to be disclosed by either party or by its Affiliates, directors, officers, employees or other agents in connection with legal or governmental proceedings or filing or disclosure requirements arising under Law or rules of the New York Stock Exchange or other public securities exchange on which the securities of the parties or their Affiliates are listed. Each party hereto may disclose such information to its Affiliates, directors, officers, employees, counsel, insurance brokers, accountants or other agents or representatives provided such party causes such persons to keep such information confidential. Notwithstanding the foregoing, in the event that (i) Buyer sells, transfers or otherwise disposes of Shares or (ii) causes the Company to sell, transfer or otherwise dispose of all or substantially all of the assets of the Company or the Business or sells, assigns or allows other Persons to participate in its rights and obligations under the OSA, including SOFIP or any Affiliate thereof, Buyer shall have the right to disclose such information as it reasonably considers appropriate and necessary, including information relating to the Contingent Purchase Price Payments, without Seller's consent; provided, however, that in such event prior to disclosing such information Buyer shall cause the proposed recipient of such information to enter into a confidentiality agreement, which confidentiality agreement shall include, at a minimum, provisions substantially consistent with the provisions set forth in this Section 5.4.

                 Section 5.5 Guarantee of OSA. On or prior to the Closing Date, Buyer or an Affiliate of Buyer reasonably acceptable to Maraven shall enter into a guarantee agreement with Maraven in form and substance reasonably satisfactory to Maraven.

                 Section 5.6      Employee Matters; Benefit Plans.

                 (a) "National Employee" means an employee employed directly by the Company who is paid on the local national employee payroll immediately prior to the Closing. A list of the names and positions of all National Employees is provided in Schedule 5.6(a). At the Closing, Seller shall deliver to Buyer a revised list updating such information as of the Closing Date. All National Employees employed by the Company immediately prior to the Closing shall continue to be National Employees immediately after the Closing at the same pay and substantially in the same jobs and positions as were in effect for such National Employees immediately prior to Closing. Buyer shall cause the Company to continue to make available to National Employees after Closing benefit plans, programs and payroll practices substantially equivalent in the aggregate to the benefit plans, programs and payroll practices in effect immediately before Closing, as may be modified or terminated from time to time in the ordinary course of the Company's business. The Company shall retain all employment and employee benefit obligations relating to the National Employees and any former national payroll employees.

                 (b) "Expatriate Employee" means a U.S. citizen or Person of another nationality who is paid on a U.S. dollar payroll of Seller, Occidental Oil and Gas Company or OXY USA Inc., who performs work in Venezuela for the Company, and who (i) resides in Venezuela, or (ii) is on a rotational status traveling on a specified schedule to and from Venezuela or (iii) is on temporary assignment in Venezuela for the Company and in each case who continues in such assignment immediately prior to the Closing; provided that Seller, Occidental Oil and Gas Company and OXY USA Inc. shall replace any U.S. citizen or other Person who does not continue in such assignment with an appropriately experienced and skilled replacement prior to Closing to the same extent that Seller would be required to replace a Remaining Expatriate after Closing pursuant to the Transition Services Agreement. A complete list of the names, positions and base salaries of the Expatriate Employees is provided in
Schedule 5.6(b). At the Closing, Seller shall deliver to Buyer a revised list updating such information as of the Closing Date.

                 (c) Not less than seven Business Days prior to Closing, Buyer shall offer continued employment to each Expatriate Employee (with one exception agreed to by the parties prior to the date hereof) at a base salary not less than such employee's base salary effective at December 1, 1997, and with expatriate allowances and other programs, benefit plans, and terms and conditions of employment afforded to similarly situated employees of Buyer. Seller shall cooperate in making such offers and, if requested by Buyer, shall assist in the communication of such offers. Buyer shall immediately notify Seller of the name of any Expatriate Employee who accepts an offer of employment with Buyer (collectively, the "Transferring Expatriates") and shall provide Seller with a copy of documentation evidencing such acceptance. Effective immediately following the Closing or the date of acceptance of employment if later, Buyer shall employ the Transferring Expatriates and shall assume all employment obligations with respect to the Transferring Expatriates occurring after Closing.

                 (d) Effective as of the Closing Date, if Buyer elects to terminate any Transferring Expatriate (other than for "cause", e.g., misconduct or failure properly to perform his or her duties) within twelve months of the Closing Date, Buyer shall pay the terminated Transferring Expatriate severance benefits not less than those provided under the severance pay program in effect for that Transferring Expatriate on the date hereof.

                 (e) Expatriate Employees who do not accept employment offers by Buyer prior to the date two weeks after Closing ("Remaining Expatriates") shall continue to be employees of Seller. The Remaining Expatriates shall be made available during continued employment by Seller on the terms and conditions and subject to the limitations set forth in the Transition Services Agreement.

                 (f) "Employees" means, collectively, the National Employees and the Transferring Expatriates. Subject to the above provisions of this Section 5.6, Employees collectively shall continue to be employed by the Company or the Buyer, as the case may be, following Closing.

                 (g) To the extent permitted by Law, Buyer shall cause prior employment service of Transferring Expatriates, as such service is recognized by Seller, to be counted immediately after Closing as follows:

                 (i) for vesting purposes only in connection with the qualified pension plan and savings plan covering Buyer's employees; and

                 (ii) for calculation of benefits pursuant to the severance plan and vacation plan covering Buyer's employees; provided that any Transferring Expatriate who previously accepted voluntary severance from Seller or any of its Affiliates, and was later rehired by Seller or any of its Affiliates, shall not be entitled to any credit towards the severance plan, but shall be treated as a new employee for all purposes of such plan.

                 No preexisting condition limitations and restrictions and no waiting periods shall be imposed on any Transferring Expatriate upon admittance into any health or life insurance plans maintained by Buyer, the Company or any of their Affiliates to the extent that the preexisting conditions, restrictions or waiting periods were waived, satisfied or not applicable with respect to the Transferring Expatriate under Seller's health or life insurance plans in which the Transferring Expatriate was a member or covered immediately prior to the Closing.

                 (h) As of the Closing Date, Transferring Expatriates shall cease to accrue service credit, except as expressly provided herein, under any and all of the welfare plans of Seller or its Affiliates, under any and all of the pension plans of Seller or its Affiliates, and any and all of the non-ERISA plans or programs of Seller or its Affiliates, in which participation had been available to such Transferring Expatriate prior to Closing.

                 (i) In the event that any Transferring Expatriate makes a workers' compensation claim subsequent to the Closing Date for any alleged injury or illness (including occupational injuries or illnesses) which shall have occurred both prior to and after the Closing Date, then Buyer and Seller shall share the liabilities equitably.

                 (j) Seller shall advise "contract employees" to give due consideration to all employment offers by the Buyer.

                 (k) Seller shall indemnify the Company for all Claims under all guarantees by the Company of residential leases for Remaining Expatriates. The indemnification obligations of Buyer contained in this Section 5.6(k) are separate from Buyer's obligations in
Article VIII and are not subject to the limitations on the amount of indemnification contained in Article VIII.

                 Section 5.7 Assets Not Transferred with the Company Shares. Buyer hereby acknowledges and agrees that the following items will not be transferred or assigned to the Buyer in connection with the purchase of the Company Shares contemplated hereby, and that Seller shall have no obligation to effect the transfer of such items to the Buyer: (i) any right, title or interest in or to the "Occidental" or "Oxy" name or any other tradename, trade mark or service mark owned or used by Occidental or the Company and identified in Schedule 5.7 hereto; and (ii) any rights to or under the software licenses currently used by the Company in the Business and identified in Schedule 5.7 hereto, except as provided in the license agreement attached hereto as Exhibit 6.1(g)(i) and as provided in Section 3.17 hereof. The Company shall no longer be an insured under the insurance policies currently maintained by Occidental or any of its Affiliates (other than the Company) for occurrences after the Closing. The Buyer agrees to use its commercially reasonable efforts to eliminate the name "Occidental" from the name of the Company as promptly as practicable after the Closing Date. After the Closing, the Buyer shall cause the Company to transfer all right, title and interest in and to the Occidental logo registered in Venezuela to Seller if such transfer cannot be effected prior to the Closing.

                 Section 5.8 Continued Use of Intellectual Property and Hardware. The Company shall be granted a license to use the Intellectual Property listed in Part I of Schedule 3.17 by the owner thereof pursuant to the form of License Agreement attached hereto as Exhibit 6.1(g)(i). Seller shall use all reasonable efforts to cause all licenses of the Intellectual Property listed in Part II of Schedule 3.17 to be assigned to the Company (or newly licensed in favor of the Company) prior to or as soon as possible after the Closing Date and Buyer shall pay any additional licensing fees necessary in connection with the assignment (or such new license).

                 Section 5.9 Reagor Lawsuit. Seller shall indemnify Buyer and each of its Affiliates against and in respect of all Claims sustained or incurred by the Company arising out of the claims alleged or asserted in the lawsuit filed by Cameron Reagor against the Company in Venezuela, File #10.657, Juzgado Primero de Primera Instancia del Trabajo del Estado Zulia, and shall defend the Company by appropriate proceedings. In connection with Seller's defense of the Company, Buyer shall give to Seller and its counsel reasonable access to all business records and other documents relevant to such defense, and shall permit them to consult with the employees and counsel of the Company, and shall otherwise cooperate with Seller in such defense as may be reasonably requested by the Seller from time to time.

                 Section 5.10 Further Assurances. At any time after the Closing Date, each of Seller and Buyer shall, and Buyer agrees to cause the Company to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Seller or Buyer, as the case may be, and necessary for each of Seller and Buyer, as the case may be, to satisfy its obligations hereunder or obtain the benefits contemplated hereby.

                                   ARTICLE VI
                             CONDITIONS TO CLOSING

                 Section 6.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by Buyer in writing on or prior to the Closing Date of each of the following conditions:

                 (a) Each of the representations and warranties of Seller contained in this Agreement shall be true in all material respects when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except representations and warranties that are made as of a specific date need be true in all material respects only as of such date); each of the covenants and agreements of Seller to be performed on or prior to the Closing Date shall have been duly performed in all material respects; and Buyer shall have received at Closing a certificate to that effect dated as of the Closing Date and executed on behalf of Seller by its President or any of its Vice Presidents and its Secretary or any of its Assistant Secretaries.

                 (b) All approvals, authorizations and consents of any Governmental Authority or any other Person necessary for the consummation by Seller and its Affiliates or, as contemplated by
         Section 4.3 hereof, by Buyer and its Affiliates of the transactions contemplated herein shall have been obtained in form and substance reasonably satisfactory to Buyer (other than the approvals of Maraven which have been obtained; provided that no action by Maraven after the date hereof is taken which modifies or amends such approvals in a manner adverse to either of the parties hereto or rescinds such approvals).

                 (c) No action, suit, proceeding or investigation (excluding any such matter initiated by Buyer or any of its Affiliates) by or before any court or other Governmental Authority shall have been taken, instituted or, to the knowledge of Seller, Buyer or any of their respective Affiliates, threatened against Seller, Buyer or any of their respective Affiliates, to restrain, prohibit, invalidate or delay any of the transactions contemplated hereby.

                 (d) There shall not be any injunction, judgment, order, decree or ruling in effect preventing consummation of any of the transactions contemplated by this Agreement.

                 (e) Buyer shall have received from Seller an opinion of counsel to Seller in the form attached hereto as Exhibit 6.1(e).

                 (f) Buyer shall have received from Seller resignations of all directors of the Company who are not also employees of the Company.

                 (g) Buyer shall have received from Seller and the appropriate Affiliates of Seller (i) the License Agreement, in substantially the form attached hereto as Exhibit 6.1(g)(i), (ii) the Transition Services Agreement, in substantially the form attached hereto as Exhibit 6.1(g)(ii), (iii) a release of all contracts or agreements between the Company and any Affiliate of the Company and
         (iv) an Affidavit of Non-Foreign Status in form necessary to avoid any withholding requirement under Section 1445 of the Code.

                 (h) Buyer shall have received a copy of the resolutions of the Board of Directors of Seller, certified by an appropriate officer of Seller, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                 Section 6.2 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by Seller in writing on or prior to the Closing Date of each of the following conditions:

                 (a) Each of the representations and warranties of Buyer contained in this Agreement shall be true in all material respects when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except representations and warranties that are made as of a specific date need be true in all material respects only as of such date); each of the covenants and agreements of Buyer to be performed on or prior to the Closing Date shall have been duly performed in all material respects; and Seller shall have received at the Closing a certificate to that effect dated as of the Closing Date and executed on behalf of Buyer by its President or any of its Vice Presidents and its Secretary or any of its Assistant Secretaries.

                 (b) All approvals, authorizations and consents of any Governmental Authority or any other Person necessary for the consummation by Buyer and its Affiliates, or as contemplated by
         Section 3.4 hereof, by Seller and its Affiliates of the transactions contemplated herein shall have been obtained.

                 (c) No action, suit, proceeding or investigation (excluding any such matter initiated by Seller or any of its Affiliates) by or before any court or other Governmental Authority shall have been taken, instituted or, to the knowledge of Seller, Buyer or any of their respective Affiliates, threatened against Seller, Buyer or any of their respective Affiliates, to restrain, prohibit or invalidate or delay any of the transactions contemplated hereby.

                 (d)      [Reserved.]

                 (e) Occidental and any Affiliate of Occidental other than the Company shall have been unconditionally released from any and all guarantee obligations that Occidental or such Affiliate has with respect to Occidental's guarantee under the Marginal Oil Fields Reactivation Form of Guarantee, dated August 25, 1993, between Occidental and Maraven.

                 (f) Buyer or an Affiliate of the Buyer acceptable to Maraven shall have entered into a guarantee agreement with Maraven in form and substance satisfactory to Maraven.

                 (g) There shall not be any injunction, judgment, order, decree or ruling in effect preventing consummation of any of the transactions contemplated by this Agreement.

                 (h) Seller shall have received from Buyer an opinion of counsel to Buyer in the form attached hereto as Exhibit 6.2(h).

                 (i) Seller shall have received a copy of the resolutions of the Board of Directors of Buyer, certified by an appropriate officer of Buyer, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                                  ARTICLE VII
                                  TERMINATION

                 Section 7.1 Termination. This Agreement may be terminated at any time prior to Closing:

                 (a)      by agreement of Seller and Buyer;

                 (b) by Seller or Buyer, by giving written notice of such termination to the other party hereto, if (i) any condition to the terminating party's obligations hereunder has not been satisfied or waived and (ii) the Closing shall not have occurred on or prior to April 30, 1998; provided that the terminating party is not in material breach of its obligations under this Agreement;

                 (c) by Buyer or Seller if there has been a material breach of any representation, warranty, covenant or agreement made to or for the benefit of the terminating party in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

                 Section 7.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 7.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto (or any of their respective Affiliates, representatives, directors, officers or employees) shall have any liability to the other party hereto, provided that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.


                                  ARTICLE VIII
                          SURVIVAL AND INDEMNIFICATION

                 Section 8.1 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any otherwise applicable statute of limitations, the representations, warranties, covenants and agreements included or provided for herein shall survive Closing until one year after the Closing Date; provided, however, that any covenant or agreement that by its express terms cannot be performed within such time period shall survive Closing until the date or time specified therein; provided, further that (i) any representation or warranty contained in Section 3.7 shall survive Closing until the expiration of the applicable statute of limitations (including any waivers or extensions thereof) with respect to such matters, (ii) any representation or warranty contained in the first two sentences of Section 3.2, in Section 3.3(a), in Section 3.3(b), in the first sentence of Section 3.3(c) or in
Section 3.11(a) shall survive Closing until the sixth anniversary of the Closing Date and (iii) any representation or warranty contained in Section 3.3(e) shall survive the Closing until the tenth anniversary of the Closing Date.

                 Section 8.2      Indemnification.

                 (a) For a period commencing on the Closing Date and ending, as the case may be, upon the expiration of the periods specified in Section 8.1 hereof, Seller, on the one hand, or Buyer, on the other hand (the "Indemnifying Party"), shall, subject to the limitations set forth in Section 8.7 hereof, indemnify respectively Buyer and each of its Affiliates (including the Company) and their respective officers, directors, employees and agents, on the one hand, or Seller and each of its Affiliates, officers, directors, employees and agents, on the other hand, as the case may be (each of such persons and entities, an "Indemnified Party"), against in the case of Seller's indemnity, those matters set forth in Schedule 8.2(a) hereto, in the case of Buyer's indemnity, against and in respect of all Claims sustained or incurred arising out of Occidental's and its Affiliates' guarantees referred to in Section 6.2(e) hereof (excluding any Claims for which Seller is obligated on account of Seller's representations, warranties, covenants and indemnities under this Agreement), and in the case of each of Seller's and Buyer's indemnity, against and in respect of all Claims sustained or incurred arising out of any breaches of the Indemnifying Party's representations, warranties, covenants and agreements set forth in this Agreement.

                 (b) Except for the covenants and agreements of the parties in Sections 2.2 (other than subsection 2.2(d), except as it relates to Buyer's obligations under Section 2.2), 2.3, 2.4, 5.2(l), 5.2(m), 5.6(k) and 5.9, the
indemnity provided herein as it relates to this Agreement and the transactions contemplated hereby shall be the sole and exclusive remedy of the parties hereto, their Affiliates, successors and assigns with respect to any and all claims for losses, damages, liabilities, costs and expenses sustained or incurred arising out of this Agreement and the transactions contemplated hereby.

                 Section 8.3      Method of Asserting Claims, etc.

                 (a) All claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 8.3.

                 (b) In the event that any written claim or demand for which an Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event later than the 30th day after receipt by the Indemnified Party of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not in any manner prejudice the right of the Indemnified Party to indemnification to the fullest extent provided hereunder) (the "Third Party Claim Notice") and in the event that an Indemnified Party shall assert a claim for indemnity under this Article VIII, not including a third party claim, the Indemnified Party shall, within 30 days of the discovery of the facts or circumstances giving rise thereto, notify the Indemnifying Party following its discovery of such facts or circumstances; provided that the failure to notify on the part of the Indemnified Party in the manner set forth herein shall not foreclose any rights otherwise available to such Indemnified Party hereunder, except to the extent that the Indemnifying Party is prejudiced by such failure to notify in the manner set forth herein. The Indemnifying Party shall have thirty (30) days from the personal delivery or mailing of the Third Party Claim Notice or the notice relating to a claim for indemnity under this Article VIII other than a third party claim (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (ii) whether or not it desires to defend the Indemnified Party against such claim or demand. In the event that the Indemnifying Party notifies the Indemnified Party that it does not desire to defend the Indemnified Party against such claim or demand, the Indemnified Party shall have all rights and remedies at law or in equity against the Indemnifying Party for any breach of the Indemnifying Party's indemnification obligations hereunder. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings. If any Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which provide for a finding or acknowledgment of responsibility or liability on the part of the Indemnified Party or which provides for or would result in any sanction or restriction or in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of, or which would otherwise have a Material Adverse Effect on, the Indemnified Party or any Affiliate thereof. To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give to the Indemnifying Party and its counsel reasonable access to all business records and other documents relevant to such defense or settlement, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use its commercially reasonable efforts as may be requested by the Indemnifying Party in the defense of all such claims, and in connection therewith shall be entitled to reimbursement by the Indemnifying Party of expenses related to such efforts undertaken.

         (c) Payments of all amounts owing by an Indemnifying Party as a result of a third party claim shall be made within five Business Days after the earlier of (i) the settlement of the third party claim and (ii) the expiration of the period of appeal of a final adjudication of the third party claim. Payments of all amounts owing by an Indemnifying Party other than as a result of a third party claim shall be made within five Business Days after the later of (i) the expiration of the Notice Period or (ii) if contested through dispute resolution proceedings, the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Notwithstanding the above, if the Indemnifying Party has not contested its indemnity obligations hereunder and has not elected to assume the defense of a third party claim, the Indemnifying Party shall reimburse (promptly after the receipt of each invoice therefor together with reasonable support for such expenditures) the Indemnified Party for the reasonable costs and expenses incurred by the Indemnified Party in contesting the third party claim.

                 Section 8.4 Subrogation Rights. If the Indemnified Party is one of the parties to be Indemnified by the Buyer and the Indemnified Party has a right against a Person (other than one of the other parties to be





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
Indemnified by the Buyer) with respect to any damages or other amounts paid to the Indemnified Party by the Buyer, then the Buyer shall, to the extent of such payment, be subrogated to the right of such Indemnified Party. If the Indemnified Party has a right against a Person (other than one of the other parties to be Indemnified by the Seller) with respect to any damages or other amounts paid to such Indemnified Party by the Seller, then the Seller shall, to the extent of such payment, be subrogated to the right of such Indemnified Party. Notwithstanding anything herein to the contrary, no Indemnifying Party shall be subrogated to any insurance rights of any Indemnified Party.

                 Section 8.5 Insurance Proceeds; Interest. In determining the amount of any loss, liability or expense for which any party is entitled to indemnification under this Article VIII, the gross amount thereof (a) will be reduced by any insurance proceeds realized by such party from third party insurers,(b) will be increased by (i) to the extent such payment is based on amounts paid by the Indemnified Party, interest on such amount at the rate quoted as of the date such amounts are paid on London Interbank Market for 30-day borrowings, plus 1-1/2%, from the date such amounts are paid until payment is made as required hereunder and (ii) to the extent such payment is based on losses incurred by the Indemnified Party, interest on such lost amount at the rate quoted as of the date of such loss on London Interbank Market for 30-day borrowings, plus 1-1/2%, from the date of such loss until payment is made as required hereunder and (c) will be reduced by any Tax benefits realized by such party in connection with such loss, liability or expense to the extent such Tax benefit results directly from the incurrence of such loss, liability or expense.

                 Section 8.6 Investigation and Due Diligence. No investigation, examination, audit, inspection or other due diligence prior to the Closing shall affect the parties' respective rights to indemnity pursuant to this Agreement.

                 Section 8.7      Deductible; Maximum Liability

                 (a) No claim for indemnification shall be brought under this Article VIII against an Indemnifying Party unless and until the aggregate amount of all claims for indemnification under this Article VIII against such Indemnifying Party exceeds $5,000,000, and then only for that portion of the aggregate amount of all such claims which exceeds $5,000,000.

                 (b) The indemnification obligations of either party under this Article VIII shall be limited to a maximum aggregate liability of $30,000,000; provided, however, that the indemnification obligations of Seller relating to the representations, warranties and other obligations referenced in clause (ii) and (iii) of the second proviso in Section 8.1 hereof shall be limited to a maximum aggregate liability equal to the Purchase Price.

                 (c) No indemnity shall be recoverable with respect to any individual claim or group of related claims unless the amount (exclusive of fees and expenses of counsel) thereof equals at least $10,000, and no such claims shall count toward the deductible referred to in paragraph (a) of this
Section 8.7.


                                   ARTICLE IX
                                 MISCELLANEOUS

                 Section 9.1 Amendment and Modification; Waiver. This Agreement may be amended or modified only in writing, signed by Seller and Buyer.

                 Section 9.2 Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

                 Section 9.3 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

                 Section 9.4 Entire Agreement. This Agreement including the exhibits and schedules hereto contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

                 Section 9.5 Parties in Interest; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Seller, Buyer or the Company or their successors or permitted assigns any rights or remedies under or by reason of this Agreement, including, without limitation, any right to employment whether directly or as a third party beneficiary, or continued employment for any specified period, of any nature or kind whatsoever.

                 Section 9.6 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.

                 Section 9.7 Interpretation. It is expressly agreed that this Agreement shall not be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each party agrees that it has been purposefully drawn and correctly reflects their understanding of the transaction that it contemplates. In construing this
Agreement:

                 (a) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

                 (b) the word "includes" and its derivatives means "includes, but is not limited to" and corresponding derivative expressions;

                 (c) a defined term has its defined meaning throughout this Agreement and each Appendix, Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

                 (d) each Exhibit and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail; and

                 (e) the section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                 Section 9.8 Notices. All notices hereunder shall be deemed given if in writing and delivered personally or sent by telecopy or by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

                          (a)     if to Seller, to:

                                  Occidental Petroleum Corporation
                                  10889 Wilshire Boulevard
                                  Los Angeles, California 90024
                                  Facsimile:  (310) 443-6333
                                  Attention:  General Counsel

                          With a copy to:

                                  Sullivan & Cromwell
                                  444 South Flower Street
                                  Los Angeles, California 90071
                                  Facsimile:  (213) 683-0457
                                  Attention:  Alison S. Ressler

                          (b)     if to Buyer, to:

                                  Union Texas Venezuela, Limited
                                  1330 Post Oak Boulevard
                                  Houston, Texas  77056
                                  Facsimile: (713) 968-2815
                                  Attention: Newton W. Wilson, III

                          With a copy to:

                                  Fulbright & Jaworski L.L.P.
                                  1301 McKinney, Suite 5100
                                  Houston, Texas  77010-3095
                                  Facsimile: (713) 651-5246
                                  Attention: George F. Kutzschbach

                          (c)     If to Guarantor, to:

                                  Union Texas International Corporation
                                  1330 Post Oak Boulevard
                                  Houston, Texas  77056
                                  Facsimile: (713) 968-2720
                                  Attention: Arthur W. Peabody

                          With a copy to:

                                  Fulbright & Jaworski L.L.P.
                                  1301 McKinney, Suite 5100
                                  Houston, Texas  77010-3095
                                  Facsimile: (713) 651-5246
                                  Attention: George F. Kutzschbach

                 Any notice given by mail or facsimile shall be effective when received.

                 SECTION 9.9 GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED HEREIN OR CONTEMPLATED HEREBY, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA OR THE SUPERIOR COURT OF THE STATE OF CALIFORNIA FOR THE COUNTY OF LOS ANGELES (THE "CHOSEN COURTS") AND (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH
SECTION 9.8 OF THIS AGREEMENT.

                 Section 9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                 Section 9.11 Attorney's Fees. The prevailing party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs, reasonable costs of arbitration and reasonable attorneys' fees from the nonprevailing party.

                 Section 9.12 Time of Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

                                    *  *  *

                 IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first written above.




                                  OCCIDENTAL OIL AND GAS CORPORATION


                                  By /s/ STEPHEN I. CHAZEN
                                     ------------------------------------------
                                     Name:   Stephen I. Chazen
                                     Title:  Executive Vice President/Business
                                             Development


                                  UNION TEXAS VENEZUELA, LIMITED


                                  By /s/ CHARLES W. LATCH
                                     ------------------------------------------
                                    Name:    Charles W. Latch
                                    Title:   Senior Vice President



                                  UNION TEXAS INTERNATIONAL CORPORATION


                                  By  /s/ NEWTON W. WILSON, III
                                      -----------------------------------------
                                    Name:    Newton W. Wilson, III
                                    Title:   Vice President

                        STOCK PURCHASE AGREEMENT BETWEEN
                      OCCIDENTAL OIL AND GAS CORPORATION,
                       UNION TEXAS VENEZUELA LIMITED AND
                     UNION TEXAS INTERNATIONAL CORPORATION,
                          DATED AS OF JANUARY 27, 1998


The following describes the schedules and exhibits to the Stock Purchase Agreement, which are omitted herein, but which will be furnished upon request:

Schedules:

         Schedule  2.3            -    December 31, 1997 Balance Sheet
         Schedule  3.5            -    Financial Statements
         Schedule  3.8            -    Litigation and Claims
         Schedule  3.9            -    Labor Matters
         Schedule  3.10           -    Material Contracts
         Schedule  3.14           -    Absence of Subsequent Actions
         Schedule  3.13           -    Compliance with Law and Permits
         Schedule  3.15           -    Employee Plans
         Schedule  3.17           -    Intellectual Property
         Schedule  3.18           -    Insurance Policies
         Schedule  3.19           -    Directors and Representatives
         Schedule  5.1            -    Conduct of Business
         Schedule  5.6 (a)        -    National Employees
         Schedule  5.6 (b)        -    Expatriate Employees
         Schedule  5.7            -    Assets Not Transferred
         Schedule  8.2 (a)        -    Indemnification

Exhibits:

         Exhibit  1               -    OSA
         Exhibit  6.1 (e)         -    Opinion of Seller's Counsel
         Exhibit  6.1 (g) (i)     -    License Agreement
         Exhibit  6.1 (g) (ii)    -    Transition Services Agreement
         Exhibit  6.2 (h)         -    Opinion of Buyer's Counsel